Exhibit 99.1

U.S. Bancorp Reports Second Quarter 2021 Results

• Net income of $2.0 billion and net revenue of $5.8 billion

• Return on average assets of 1.44% and return on average common equity of 16.3%

• Common Equity Tier 1 capital ratio of 9.9% and strong levels of liquidity

2Q21 Key Financial Data	2Q21 Highlights

PROFITABILITY METRICS	2Q21	1Q21	2Q20

•  Net income of $1,982 million and diluted earnings per common share of $1.28

•  Return on average assets of 1.44% and return on average common equity of 16.3%

•  Net revenue of $5,783 million, including $3,164 million of net interest income and $2,619 million of noninterest income

•  Returned 79% of 2Q earnings to shareholders through dividends and share buybacks

•  Average total earning assets growth of 1.3% year-over-year

•  Average total deposits growth of 6.4% year-over-year

•  Net charge-off ratio of 0.25% in 2Q21 compared with 0.31% in 1Q21 and 0.55% in 2Q20

•  Allowance for credit losses declined $350 million during the quarter given improving economic outlook and credit trends

•  Nonperforming assets decreased 11.9% on a linked quarter basis and 9.7% year-over year

•  CET1 capital ratio increased to 9.9% at June 30, 2021, compared with 9.0% at June 30, 2020

Return on average assets (%)	1.44	1.69	.51
Return on average common equity (%)	16.3	19.0	5.3
Return on tangible common equity (%) (a)	20.9	24.3	7.1
Net interest margin (%)	2.53	2.50	2.62
Efficiency ratio (%) (a)	59.0	62.1	57.6
INCOME STATEMENT (b)	2Q21	1Q21	2Q20
Net interest income (taxable-equivalent basis)	$3,164	$3,089	$3,224
Noninterest income	$2,619	$2,381	$2,614
Net income attributable to U.S. Bancorp	$1,982	$2,280	$689
Diluted earnings per common share	$1.28	$1.45	$.41
Dividends declared per common share	$.42	$.42	$.42
BALANCE SHEET (b)	2Q21	1Q20	2Q20
Average total loans	$294,284	$293,989	$318,107
Average total deposits	$429,210	$426,364	$403,303
Net charge-off ratio	.25%	.31%	.55%
Book value per common share (period end)	$31.74	$30.53	$30.46
Basel III standardized CET1 (c)	9.9%	9.9%	9.0%

(a) See Non-GAAP Financial Measures reconciliation on page 16
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

CEO Commentary

“Our second quarter results were indicative of steadily improving economic conditions and continued execution of our strategic growth plan across our business lines and markets. As of late June, total sales volumes for each of our three payments businesses exceeded 2019 levels for the first time since the beginning of the pandemic. For a second consecutive quarter, credit quality was better than expected as our net charge-off ratio set another record low. Our capital and liquidity positions remain strong and following the results of the Federal Reserve’s stress test in late June we announced that we will recommend that our Board of Directors approve a 9.5% increase in our common dividend payable in the third quarter. As we head into the second half of 2021, we are well positioned to benefit from improving economic conditions; however, we are even more excited about the significant secular growth opportunities we see driving industry leading returns over the longer term. I want to thank our employees for their continued dedication to help our clients, communities, and shareholders.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

2021 Annual Stress Test

The Company’s results for the 2021 stress test reflected a strong financial profile and well-established financial discipline which allowed the Company to maintain strong capital and liquidity positions throughout the recent adverse economic conditions. Based on the stress test results, the Company will be subject to a stress capital buffer of 2.5 percent for the period beginning October 1, 2021 and ending on September 30, 2022. As a result, the Company will recommend that its Board of Directors approve a 9.5 percent increase to its third quarter dividend payable in October 2021.

Focus on Diversity, Equity and Inclusion

U.S. Bank has again been named to DiversityInc’s list of Top 50 Companies for Diversity. The company ranked No. 18 (up from No. 40 last year) on the overall Top 50 List, tying for the largest jump on the list in 2021. The assessment collects data across six key areas: Leadership Accountability, Human Capital Diversity Metrics, Talent Programs, Workforce Practices, Supplier Diversity, and Philanthropy.

U.S. Bank Access Commitment

U.S. Bank recently established the U.S. Bank Access Fund, a $25 million fund supporting more than 30,000 women of color microbusiness owners over three years, prioritizing Black women business owners. The fund will help sustain and create new job opportunities, provide access to capital, technical assistance and networking opportunities. U.S. Bank leaders will also share expertise with business owners through seminars and roundtables.

U.S. Bank to Acquire the Asset Management Division of PFM

U.S. Bank has entered into a definitive agreement to purchase PFM Asset Management LLC, which is expected to close in the fourth quarter of 2021. Based on March 31, 2021 balances, this transaction will nearly double U.S. Bancorp Asset Management’s market share to more than $325 billion assets under management and administration, increasing U.S. Bank’s presence nationally and solidifying our position as a leading provider of investment solutions.

        Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: Jeff Shelman, 612.422.1423

U.S. Bancorp Second Quarter 2021 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	2Q 2021	1Q 2021	2Q 2020	2Q21 vs 1Q21	2Q21 vs 2Q20	YTD 2021	YTD 2020	Percent Change
Net interest income	$3,137	$3,063	$3,200	2.4	(2.0)	$6,200	$6,423	(3.5)
Taxable-equivalent adjustment	27	26	24	3.8	12.5	53	48	10.4
Net interest income (taxable-equivalent basis)	3,164	3,089	3,224	2.4	(1.9)	6,253	6,471	(3.4)
Noninterest income	2,619	2,381	2,614	10.0	.2	5,000	5,139	(2.7)
Total net revenue	5,783	5,470	5,838	5.7	(.9)	11,253	11,610	(3.1)
Noninterest expense	3,387	3,379	3,318	.2	2.1	6,766	6,634	2.0
Income before provision and income taxes	2,396	2,091	2,520	14.6	(4.9)	4,487	4,976	(9.8)
Provision for credit losses	(170)	(827)	1,737	79.4	nm	(997)	2,730	nm
Income before taxes	2,566	2,918	783	(12.1)	nm	5,484	2,246	nm
Income taxes and taxable-equivalent adjustment	578	633	88	(8.7)	nm	1,211	372	nm
Net income	1,988	2,285	695	(13.0)	nm	4,273	1,874	nm
Net (income) loss attributable to noncontrolling interests	(6)	(5)	(6)	(20.0)	--	(11)	(14)	21.4
Net income attributable to U.S. Bancorp	$1,982	$2,280	$689	(13.1)	nm	$4,262	$1,860	nm
Net income applicable to U.S. Bancorp common shareholders	$1,914	$2,175	$614	(12.0)	nm	$4,089	$1,702	nm
Diluted earnings per common share	$1.28	$1.45	$.41	(11.7)	nm	$2.73	$1.12	nm

Net income attributable to U.S. Bancorp was $1,982 million for the second quarter of 2021, which was $1,293 million higher than the $689 million for the second quarter of 2020, and $298 million lower than the $2,280 million for the first quarter of 2021. Diluted earnings per common share were $1.28 in the second quarter of 2021, compared with $0.41 in the second quarter of 2020 and $1.45 in the first quarter of 2021.

The increase in net income year-over-year was primarily due to lower provision for credit losses driven by a reserve release as a result of improvement in the global economy combined with government stimulus programs compared with a reserve build during 2020. Net interest income decreased 1.9 percent on a year-over-year taxable-equivalent basis, primarily due to the impact of lower rates compared with a year ago and declining average loan balances, partially offset by the benefit of deposit and funding mix as well as higher loan fees related to the Small Business Administration (“SBA”) Paycheck Protection Program. The net interest margin declined from a year ago to 2.53 percent in the second quarter of 2021 primarily due to the mix of earning assets and higher premium amortization within the investment portfolio, partially offset by the net benefit of funding composition and higher loan fees. Noninterest income increased 0.2 percent compared with a year ago driven by improvements in payment services revenue, deposit service charges, and other noninterest income, mostly offset by lower commercial products revenue, mortgage banking revenue, and securities gains. Noninterest expense increased 2.1 percent reflecting increases in personnel expense, primarily related to performance-based incentive compensation and employee benefits expense driven by substantially improving financial results, as well as higher marketing and business development expense and technology and communications expense, partially offset by lower net occupancy and equipment expense and other noninterest expense.

Net income decreased on a linked quarter basis primarily due to higher provision for credit losses as a result of a larger reserve release in the first quarter of 2021, partially offset by 5.7 percent growth in total revenue including increasing net interest income and stronger noninterest income. Net interest income on a taxable-equivalent basis increased 2.4 percent primarily due to higher yields and volumes in the investment portfolio, favorable earning asset mix, higher loan fees, one more day in the quarter, and favorable deposit and funding mix, partially offset by lower loan yields. The net interest margin increased on a linked quarter basis primarily reflecting changes in the investment portfolio mix, favorable funding and deposit mix, and higher loan fees, partially offset by lower loan yields. Noninterest income increased 10.0 percent compared with the first quarter of 2021 driven by increases in payment services revenue, mortgage banking revenue, securities gains, and other noninterest income. Noninterest expense was relatively flat on a linked quarter basis reflecting costs of investments in marketing and business development expense offset by lower personnel expense.

U.S. Bancorp Second Quarter 2021 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	2Q 2021	1Q 2021	2Q 2020	2Q21 vs 1Q21	2Q21 vs 2Q20	YTD 2021	YTD 2020	Change
Components of net interest income
Income on earning assets	$3,409	$3,367	$3,697	$42	$(288)	$6,776	$7,839	$(1,063)
Expense on interest-bearing liabilities	245	278	473	(33)	(228)	523	1,368	(845)
Net interest income	$3,164	$3,089	$3,224	$75	$(60)	$6,253	$6,471	$(218)

Average yields and rates paid
Earning assets yield	2.73%	2.73%	3.00%	--%	(.27)%	2.73%	3.34%	(.61)%
Rate paid on interest-bearing liabilities	.28	.31	.50	(.03)	(.22)	.29	.75	(.46)
Gross interest margin	2.45%	2.42%	2.50%	.03%	(.05)%	2.44%	2.59%	(.15)%
Net interest margin	2.53%	2.50%	2.62%	.03%	(.09)%	2.52%	2.76%	(.24)%

Average balances
Investment securities (a)	$160,615	$145,520	$120,867	$15,095	$39,748	$153,109	$120,856	$32,253
Loans	294,284	293,989	318,107	295	(23,823)	294,138	307,882	(13,744)
Earning assets	500,751	497,711	494,119	3,040	6,632	499,239	470,921	28,318
Interest-bearing liabilities	356,565	360,582	380,320	(4,017)	(23,755)	358,562	366,540	(7,978)

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the second quarter of 2021 was $3,164 million, a decrease of $60 million (1.9 percent) compared with the second quarter of 2020. The decrease was primarily due to the impact of lower rates compared with a year ago and lower loan volumes, partially offset by the benefit of deposit and funding mix as well as higher loan fees. Average earning assets were $6.6 billion (1.3 percent) higher than the second quarter of 2020, reflecting an increase of $39.7 billion (32.9 percent) in average investment securities, while average total loans decreased $23.8 billion (7.5 percent) due to continued paydowns by corporate customers that accessed the capital markets last year and average other earning assets decreased $10.8 billion (22.1 percent) primarily driven by lower cash balances as the Company continues to purchase mortgage-backed, U.S. Treasury and state and political securities.

Net interest income on a taxable-equivalent basis increased $75 million (2.4 percent) on a linked quarter basis primarily due to higher yields and volumes in the investment portfolio, favorable earning asset mix, higher loan fees, one more day in the quarter, and favorable deposit and funding mix, partially offset by lower loan yields. Average earning assets were $3.0 billion (0.6 percent) higher on a linked quarter basis, reflecting increases of $15.1 billion (10.4 percent) in average investment securities and a slight increase in average loans, partially offset by a decrease of $10.1 billion (21.1 percent) in average other earning assets driven by lower cash balances as the Company deployed liquidity to purchase mortgage-backed, U.S. Treasury and state and political securities.

The net interest margin in the second quarter of 2021 was 2.53 percent, compared with 2.62 percent in the second quarter of 2020 and 2.50 percent in the first quarter of 2021. The decrease in the net interest margin from the prior year was primarily due to the mix of earning assets and higher premium amortization within the investment portfolio, partially offset by the net benefit of funding composition and higher loan fees. The increase in the net interest margin on a linked quarter basis reflected changes in the investment portfolio mix, favorable funding and deposit mix, and higher loan fees, partially offset by lower loan yields.

The increase in average investment securities on a year-over-year and linked quarter basis was due to purchases of mortgage-backed, U.S. Treasury and state and political securities, net of prepayments and maturities.

U.S. Bancorp Second Quarter 2021 Results

AVERAGE LOANS
($ in millions)				Percent Change
	2Q 2021	1Q 2021	2Q 2020	2Q21 vs 1Q21	2Q21 vs 2Q20	YTD 2021	YTD 2020	Percent Change

Commercial	$97,713	$96,757	$122,442	1.0	(20.2)	$97,237	$111,385	(12.7)
Lease financing	5,261	5,334	5,597	(1.4)	(6.0)	5,298	5,628	(5.9)
Total commercial	102,974	102,091	128,039	.9	(19.6)	102,535	117,013	(12.4)

Commercial mortgages	27,721	27,968	30,194	(.9)	(8.2)	27,844	29,858	(6.7)
Construction and development	10,843	10,818	10,894	.2	(.5)	10,831	10,725	1.0
Total commercial real estate	38,564	38,786	41,088	(.6)	(6.1)	38,675	40,583	(4.7)

Residential mortgages	73,351	75,201	71,122	(2.5)	3.1	74,271	71,007	4.6

Credit card	21,116	21,144	21,510	(.1)	(1.8)	21,130	22,673	(6.8)

Retail leasing	7,873	7,975	8,412	(1.3)	(6.4)	7,924	8,443	(6.1)
Home equity and second mortgages	11,368	12,062	14,386	(5.8)	(21.0)	11,713	14,612	(19.8)
Other	39,038	36,730	33,550	6.3	16.4	37,890	33,551	12.9
Total other retail	58,279	56,767	56,348	2.7	3.4	57,527	56,606	1.6

Total loans	$294,284	$293,989	$318,107	.1	(7.5)	$294,138	$307,882	(4.5)

Average total loans for the second quarter of 2021 were $23.8 billion (7.5 percent) lower than the second quarter of 2020. The decrease was primarily due to lower total commercial loans (19.6 percent) driven by continued paydowns by corporate customers that accessed the capital markets last year, lower home equity and second mortgages (21.0 percent) as more customers chose to refinance their existing first lien residential mortgage balances during the prior year due to the low interest rate environment, and lower total commercial real estate (6.1 percent) as a result of paydowns. These decreases were partially offset by growth in residential mortgages (3.1 percent) driven by loan repurchases from the Government National Mortgage Association (“GNMA”), as well as growth in other retail loans (16.4 percent) driven by growth in installment loans due to the impact of COVID-19 on recreational vehicle sales.

Average total loans were $295 million (0.1 percent) higher than the first quarter of 2021 primarily driven by higher total commercial loans (0.9 percent) and higher other retail loans (6.3 percent) driven by growth in installment loans, partially offset by lower residential mortgages (2.5 percent) as a result of customer paydowns.

U.S. Bancorp Second Quarter 2021 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	2Q	1Q	2Q	2Q21 vs	2Q21 vs	YTD	YTD	Percent
	2021	2021	2020	1Q21	2Q20	2021	2020	Change

Noninterest-bearing deposits	$125,297	$118,352	$95,106	5.9	31.7	$121,844	$84,624	44.0
Interest-bearing savings deposits
Interest checking	103,356	97,385	83,789	6.1	23.4	100,387	80,573	24.6
Money market savings	113,673	124,825	129,692	(8.9)	(12.4)	119,218	125,819	(5.2)
Savings accounts	62,102	58,848	51,237	5.5	21.2	60,484	49,643	21.8
Total savings deposits	279,131	281,058	264,718	(.7)	5.4	280,089	256,035	9.4
Time deposits	24,782	26,954	43,479	(8.1)	(43.0)	25,862	42,394	(39.0)
Total interest-bearing deposits	303,913	308,012	308,197	(1.3)	(1.4)	305,951	298,429	2.5

Total deposits	$429,210	$426,364	$403,303	.7	6.4	$427,795	$383,053	11.7

Average total deposits for the second quarter of 2021 were $25.9 billion (6.4 percent) higher than the second quarter of 2020, including approximately $7 billion related to the acquisition of deposit balances from State Farm Bank in the fourth quarter of 2020. Average noninterest-bearing deposits increased $30.2 billion (31.7 percent) across all business lines. Average total savings deposits were $14.4 billion (5.4 percent) higher year-over-year driven by Consumer and Business Banking. Average time deposits were $18.7 billion (43.0 percent) lower than the prior year quarter primarily within Corporate and Commercial Banking. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $2.8 billion (0.7 percent) from the first quarter of 2021. On a linked quarter basis, average noninterest-bearing deposits increased $6.9 billion (5.9 percent) driven by Corporate and Commercial Banking, Wealth Management and Investment Services and Consumer and Business Banking. Average total savings deposits decreased $1.9 billion (0.7 percent) compared with the first quarter of 2021 primarily due to decreases in Wealth Management and Investment Services, partially offset by increases in Consumer and Business Banking. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, decreased $2.2 billion (8.1 percent) on a linked quarter basis across all business lines.

The growth in average noninterest-bearing deposits and total average savings deposits year-over-year was primarily a result of the actions by the federal government to increase liquidity in the financial system and government stimulus programs.

U.S. Bancorp Second Quarter 2021 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	2Q	1Q	2Q	2Q21 vs	2Q21 vs	YTD	YTD	Percent
	2021	2021	2020	1Q21	2Q20	2021	2020	Change

Credit and debit card revenue	$396	$336	$284	17.9	39.4	$732	$588	24.5
Corporate payment products revenue	138	126	101	9.5	36.6	264	246	7.3
Merchant processing services	374	318	266	17.6	40.6	692	603	14.8
Trust and investment management fees	446	444	434	.5	2.8	890	861	3.4
Deposit service charges	176	161	133	9.3	32.3	337	342	(1.5)
Treasury management fees	160	147	137	8.8	16.8	307	280	9.6
Commercial products revenue	280	280	355	--	(21.1)	560	601	(6.8)
Mortgage banking revenue	346	299	648	15.7	(46.6)	645	1,043	(38.2)
Investment products fees	60	55	45	9.1	33.3	115	94	22.3
Securities gains (losses), net	43	25	81	72.0	(46.9)	68	131	(48.1)
Other	200	190	130	5.3	53.8	390	350	11.4

Total noninterest income	$2,619	$2,381	$2,614	10.0	.2	$5,000	$5,139	(2.7)

Second quarter noninterest income of $2,619 million was $5 million (0.2 percent) higher than the second quarter of 2020. During 2020, payment services revenue had been adversely affected by the impact of the pandemic on consumer and business spending, particularly related to travel and entertainment activities. However, spending has continued to strengthen across most sectors driven by government stimulus, local jurisdictions reducing restrictions and consumer behaviors normalizing. As a result, payments services revenue increased $257 million (39.5 percent) compared with the second quarter of 2020. The components of payments revenue included strong growth in credit and debit card revenue of $112 million (39.4 percent) driven by higher net interchange revenue related to sales volume and prepaid card processing activities related to government stimulus programs as well as stronger transaction and cash advance fees, higher corporate payment products revenue of $37 million (36.6 percent) reflecting improving business spending, and higher merchant processing services revenue of $108 million (40.6 percent) driven by higher sales volume. Deposit service charges increased $43 million (32.3 percent) primarily due to customer activity and ATM processing revenue. Other noninterest income increased $70 million (53.8 percent) primarily due to higher retail leasing end of term residual gains and related fees and higher tax-advantaged investment syndication revenue. Mostly offsetting favorable impacts on noninterest income, mortgage banking revenue decreased $302 million (46.6 percent) driven by lower production volume and related gain on sale margins, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Commercial products revenue decreased $75 million (21.1 percent) primarily due to lower capital markets activity and trading revenue, partially offset by higher non-yield loan fees as a result of higher unused commitments.

Noninterest income was $238 million (10.0 percent) higher in the second quarter of 2021 compared with the first quarter of 2021. Payment services revenue increased $128 million (16.4 percent) compared with the first quarter of 2021 as the global economy continues to recover from the impacts of the COVID-19 pandemic. Credit and debit card revenue increased $60 million (17.9 percent), corporate payment products revenue increased $12 million (9.5 percent) and merchant processing services increased $56 million (17.6 percent) all primarily driven by higher sales volume. Mortgage banking revenue increased $47 million (15.7 percent) due to the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities, partially offset by lower production volume and related gain on sale margins.

U.S. Bancorp Second Quarter 2021 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	2Q 2021	1Q 2021	2Q 2020	2Q21 vs 1Q21	2Q21 vs 2Q20	YTD 2021	YTD 2020	Percent Change

Compensation	$1,798	$1,803	$1,685	(.3)	6.7	$3,601	$3,305	9.0
Employee benefits	337	384	314	(12.2)	7.3	721	666	8.3
Net occupancy and equipment	258	263	271	(1.9)	(4.8)	521	547	(4.8)
Professional services	108	98	106	10.2	1.9	206	205	.5
Marketing and business development	90	48	67	87.5	34.3	138	141	(2.1)
Technology and communications	362	359	309	.8	17.2	721	598	20.6
Postage, printing and supplies	65	69	72	(5.8)	(9.7)	134	144	(6.9)
Other intangibles	40	38	43	5.3	(7.0)	78	85	(8.2)
Other	329	317	451	3.8	(27.1)	646	943	(31.5)

Total noninterest expense	$3,387	$3,379	$3,318	.2	2.1	$6,766	$6,634	2.0

Second quarter noninterest expense of $3,387 million was $69 million (2.1 percent) higher than the second quarter of 2020 reflecting increases in compensation expense, employee benefits expense, marketing and business development expense, and technology and communications expense, partially offset by lower net occupancy and equipment expense and other noninterest expense. Compensation expense increased $113 million (6.7 percent) compared with the second quarter of 2020 due to performance-based incentives, merit, and revenue-related compensation driven by business production. Employee benefits expense increased $23 million (7.3 percent) primarily due to payroll taxes and related benefits, higher medical claims expense, and higher pension expense. Marketing and business development expense increased $23 million (34.3 percent) due to the timing of marketing campaigns supporting business development. Technology and communications expense increased $53 million (17.2 percent) primarily due to higher call center volume related to prepaid cards and capital expenditures supporting business technology investments. These increases were partially offset by lower net occupancy and equipment expense of $13 million (4.8 percent) primarily due to branch optimization initiatives and lower other noninterest expense of $122 million (27.1 percent) primarily due to higher COVID-19 related accruals in the second quarter of 2020 including recognizing liabilities related to future delivery exposures for merchant and airline processing as well as lower costs related to tax-advantaged projects and lower FDIC insurance expense in the current year quarter.

Noninterest expense increased $8 million (0.2 percent) on a linked quarter basis primarily driven by an increase of $42 million (87.5 percent) in marketing and business development expense primarily due to the timing of marketing campaigns supporting business development. Mostly offsetting unfavorable impacts on noninterest expense, compensation expense decreased $5 million (0.3 percent) driven by the impact of seasonally higher stock-based compensation in the first quarter partially offset by the impact of seasonal merit increases, one additional day in the second quarter, performance-based incentives, and higher variable compensation. Employee benefits decreased $47 million (12.2 percent) driven by higher payroll taxes in the first quarter.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2021 resulted in a tax rate of 22.5 percent on a taxable-equivalent basis (effective tax rate of 21.7 percent), compared with 11.2 percent on a taxable-equivalent basis (effective tax rate of 8.4 percent) in the second quarter of 2020, and a tax rate of 21.7 percent on a taxable-equivalent basis (effective tax rate of 21.0 percent) in the first quarter of 2021. The increase in the tax rate year-over-year was due to the marginal impact of providing taxes on higher pretax earnings in the second quarter of 2021.

U.S. Bancorp Second Quarter 2021 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	2Q 2021	% (a)	1Q 2021	% (a)	4Q 2020	% (a)	3Q 2020	% (a)	2Q 2020	% (a)
Balance, beginning of period	$6,960		$8,010		$8,010		$7,890		$6,590
Net charge-offs
Commercial	26	.11	52	.22	142	.56	167	.60	105	.34
Lease financing	1	.08	4	.30	8	.57	11	.78	6	.43

Total commercial	27	.11	56	.22	150	.56	178	.61	111	.35
Commercial mortgages	--	--	(12)	(.17)	82	1.12	85	1.13	19	.25
Construction and development	--	--	5	.19	2	.07	(2)	(.07)	3	.11

Total commercial real estate	--	--	(7)	(.07)	84	.83	83	.81	22	.22
Residential mortgages	(10)	(.05)	(5)	(.03)	(7)	(.04)	(3)	(.02)	(3)	(.02)

Credit card	148	2.81	144	2.76	165	2.99	201	3.63	229	4.28

Retail leasing	(1)	(.05)	1	.05	9	.43	20	.94	33	1.58
Home equity and second mortgages	(3)	(.11)	(2)	(.07)	(3)	(.09)	(2)	(.06)	--	--
Other	19	.20	36	.40	43	.48	38	.43	45	.54

Total other retail	15	.10	35	.25	49	.34	56	.39	78	.56

Total net charge-offs	180	.25	223	.31	441	.58	515	.66	437	.55
Provision for credit losses	(170)		(827)		441		635		1,737

Balance, end of period	$6,610		$6,960		$8,010		$8,010		$7,890

Components
Allowance for loan losses	$6,026		$6,343		$7,314		$7,407		$7,383
Liability for unfunded credit commitments	584		617		696		603		507

Total allowance for credit losses	$6,610		$6,960		$8,010		$8,010		$7,890

Gross charge-offs	$314		$374		$556		$611		$522
Gross recoveries	$134		$151		$115		$96		$85

Allowance for credit losses as a percentage of Period-end loans	2.23		2.36		2.69		2.61		2.54
Nonperforming loans	649		617		654		678		737
Nonperforming assets	624		579		617		631		673

(a) Annualized and calculated on average loan balances

U.S. Bancorp Second Quarter 2021 Results

The Company’s provision for credit losses for the second quarter of 2021 was a benefit of $170 million, which was $657 million higher than the prior quarter and $1,907 million lower than the second quarter of 2020. During the first half of 2021, factors affecting economic conditions, including passing of additional government stimulus, widespread vaccine availability in the U.S. and reduced levels of new virus cases, have contributed to an economic recovery. However, rising inflationary concerns and the impact of pandemic stress continue to weigh on select portfolios. In addition to these factors, expected loss estimates considered various factors including customer specific information impacting changes in risk ratings, projected delinquencies and potential effects of diminishing liquidity without support of mortgage forbearance and direct federal stimulus. Currently, consumer credit trends continue to perform better than expected, while select commercial portfolios continue to be monitored for structural shifts associated with the pandemic.

Total net charge-offs in the second quarter of 2021 were $180 million, compared with $223 million in the first quarter of 2021, and $437 million in the second quarter of 2020. The net charge-off ratio was 0.25 percent in the second quarter of 2021, compared with 0.31 percent in the first quarter of 2021 and 0.55 percent in the second quarter of 2020. Net charge-offs decreased $43 million (19.3 percent) compared with the first quarter of 2021 mainly due to lower total commercial and total other retail net charge-offs. Charge-off rates benefitted from improving economic conditions, borrower liquidity and strong asset prices in the market that support repayment and recovery on problem loans. Net charge-offs decreased $257 million (58.8 percent) compared with the second quarter of 2020 reflecting improvement across most loan categories with the largest drivers being total commercial, credit card and total other retail net charge-offs.

The allowance for credit losses was $6,610 million at June 30, 2021, compared with $6,960 million at March 31, 2021, and $7,890 million at June 30, 2020. The decrease on a linked quarter basis was driven by improvement in the global economy and strong portfolio performance compared with the reserve build during 2020 driven by the concerns associated with the economic impact of COVID-19. The ratio of the allowance for credit losses to period-end loans was 2.23 percent at June 30, 2021, compared with 2.36 percent at March 31, 2021, and 2.54 percent at June 30, 2020. The ratio of the allowance for credit losses to nonperforming loans was 649 percent at June 30, 2021, compared with 617 percent at March 31, 2021, and 737 percent at June 30, 2020.

Nonperforming assets were $1,059 million at June 30, 2021, compared with $1,202 million at March 31, 2021, and $1,173 million at June 30, 2020. The ratio of nonperforming assets to loans and other real estate was 0.36 percent at June 30, 2021, compared with 0.41 percent at March 31, 2021, and 0.38 percent at June 30, 2020. The year-over-year decrease in nonperforming assets was primarily due to a decrease in total commercial nonperforming loans, partially offset by an increase in total commercial real estate nonperforming loans. The decrease in nonperforming assets on a linked quarter basis was driven by decreases in the commercial and commercial real estate portfolios. Accruing loans 90 days or more past due were $376 million at June 30, 2021, compared with $476 million at March 31, 2021, and $556 million at June 30, 2020. The Company expects credit quality to return to more normalized levels over time as the economy rebounds and consumer spending resumes. However, some manageable levels of elevated nonperforming assets in certain industries and loan categories impacted by the pandemic may experience longer recovery periods.

U.S. Bancorp Second Quarter 2021 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Jun 30 2021	Mar 31 2021	Dec 31 2020	Sep 30 2020	Jun 30 2020

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.04	.06	.05	.06	.07
Commercial real estate	.01	.01	.01	--	--
Residential mortgages	.16	.19	.18	.15	.16
Credit card	.70	.95	.88	.91	1.22
Other retail	.10	.12	.15	.14	.16
Total loans	.13	.16	.16	.15	.18

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.32	.39	.42	.48	.45
Commercial real estate	.81	.94	1.15	.82	.48
Residential mortgages	.49	.54	.50	.46	.50
Credit card	.70	.95	.88	.91	1.22
Other retail	.39	.42	.42	.40	.48
Total loans	.47	.54	.57	.53	.52

ASSET QUALITY (a)
($ in millions)

	Jun 30 2021	Mar 31 2021	Dec 31 2020	Sep 30 2020	Jun 30 2020
Nonperforming loans
Commercial	$247	$298	$321	$403	$403
Lease financing	44	49	54	56	53
Total commercial	291	347	375	459	456
Commercial mortgages	224	266	411	323	188
Construction and development	88	90	39	7	7
Total commercial real estate	312	356	450	330	195
Residential mortgages	244	253	245	240	242
Credit card	--	--	--	--	--
Other retail	171	172	154	152	178

Total nonperforming loans	1,018	1,128	1,224	1,181	1,071

Other real estate	17	19	24	35	52

Other nonperforming assets	24	55	50	54	50

Total nonperforming assets	$1,059	$1,202	$1,298	$1,270	$1,173

Accruing loans 90 days or more past due	$376	$476	$477	$461	$556

Nonperforming assets to loans plus ORE (%)	.36	.41	.44	.41	.38

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Second Quarter 2021 Results

COMMON SHARES
(Millions)	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Beginning shares outstanding	1,497	1,507	1,506	1,506	1,506
Shares issued for stock incentive plans, acquisitions and other corporate purposes	1	3	1	--	--
Shares repurchased	(15)	(13)	--	--	--

Ending shares outstanding	1,483	1,497	1,507	1,506	1,506

CAPITAL POSITION
($ in millions)	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2021	2021	2020	2020	2020

Total U.S. Bancorp shareholders’ equity	$53,039	$51,678	$53,095	$52,565	$51,850

Basel III Standardized Approach (a)
Common equity tier 1 capital	$39,691	$39,103	$38,045	$37,485	$36,351
Tier 1 capital	46,103	45,517	44,474	43,916	42,781
Total risk-based capital	53,625	53,625	52,602	52,086	51,457

Common equity tier 1 capital ratio	9.9%	9.9%	9.7%	9.4%	9.0%
Tier 1 capital ratio	11.5	11.5	11.3	11.0	10.6
Total risk-based capital ratio	13.4	13.5	13.4	13.1	12.8
Leverage ratio	8.5	8.4	8.3	8.3	8.0

Tangible common equity to tangible assets (b)	6.8	6.6	6.9	7.0	6.7
Tangible common equity to risk-weighted assets (b)	9.3	9.1	9.5	9.3	9.0

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	9.5	9.5	9.3	9.0	8.7

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 16

Total U.S. Bancorp shareholders’ equity was $53.0 billion at June 30, 2021, compared with $51.7 billion at March 31, 2021, and $51.9 billion at June 30, 2020. The Federal Reserve has announced that the capital restrictions instituted in the third quarter of 2020 in response to the economic uncertainty from the pandemic will expire on June 30, 2021. Based on the results of the 2021 Annual Stress Test, the Company will recommend that its Board of Directors approve a 9.5 percent increase to its third quarter dividend payable in October 2021. The Company’s existing share repurchase program announced in December 2020 which authorizes the repurchase of up to $3.0 billion of its common stock beginning January 1, 2021, remains in effect.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.9 percent at June 30, 2021, and at March 31, 2021, compared with 9.0 percent at June 30, 2020. The Company’s common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 9.5 percent at June 30, 2021, and at March 31, 2021, compared with 8.7 percent at June 30, 2020.

U.S. Bancorp Second Quarter 2021 Results

Investor Conference Call

On Thursday, July 15, 2021, at 8 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chair and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About Us,” “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866.316.1409. Participants calling from outside the United States and Canada, please dial 706.634.9086. The conference ID number for all participants is 8286744. For those unable to participate during the live call, a recording will be available at approximately 11 a.m. CT on Thursday, July 15 and will be accessible until Thursday, July 22 at 10:59 p.m. CT. To access the recorded message within the United States and Canada, please dial 855.859.2056. If calling from outside the United States and Canada, please dial 404.537.3406 to access the recording. The conference ID is 8286744.

About U.S. Bancorp

U.S. Bancorp, with nearly 70,000 employees and $559 billion in assets as of June 30, 2021, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2021 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting U.S. Bancorp, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; civil unrest; changes in customer behavior and preferences; breaches in data security, including as a result of work-from-home arrangements; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2020, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Second Quarter 2021 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2021	2020	2021	2020
Interest Income
Loans	$2,677	$2,949	$5,401	$6,260
Loans held for sale	55	52	122	96
Investment securities	618	630	1,135	1,322
Other interest income	32	41	65	110
Total interest income	3,382	3,672	6,723	7,788
Interest Expense
Deposits	82	194	167	719
Short-term borrowings	18	34	34	105
Long-term debt	145	244	322	541
Total interest expense	245	472	523	1,365
Net interest income	3,137	3,200	6,200	6,423
Provision for credit losses	(170)	1,737	(997)	2,730
Net interest income after provision for credit losses	3,307	1,463	7,197	3,693
Noninterest Income
Credit and debit card revenue	396	284	732	588
Corporate payment products revenue	138	101	264	246
Merchant processing services	374	266	692	603
Trust and investment management fees	446	434	890	861
Deposit service charges	176	133	337	342
Treasury management fees	160	137	307	280
Commercial products revenue	280	355	560	601
Mortgage banking revenue	346	648	645	1,043
Investment products fees	60	45	115	94
Securities gains (losses), net	43	81	68	131
Other	200	130	390	350
Total noninterest income	2,619	2,614	5,000	5,139
Noninterest Expense
Compensation	1,798	1,685	3,601	3,305
Employee benefits	337	314	721	666
Net occupancy and equipment	258	271	521	547
Professional services	108	106	206	205
Marketing and business development	90	67	138	141
Technology and communications	362	309	721	598
Postage, printing and supplies	65	72	134	144
Other intangibles	40	43	78	85
Other	329	451	646	943
Total noninterest expense	3,387	3,318	6,766	6,634
Income before income taxes	2,539	759	5,431	2,198
Applicable income taxes	551	64	1,158	324
Net income	1,988	695	4,273	1,874
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(11)	(14)
Net income attributable to U.S. Bancorp	$1,982	$689	$4,262	$1,860
Net income applicable to U.S. Bancorp common shareholders	$1,914	$614	$4,089	$1,702
Earnings per common share	$1.29	$.41	$2.73	$1.13
Diluted earnings per common share	$1.28	$.41	$2.73	$1.12
Dividends declared per common share	$.42	$.42	$.84	$.84
Average common shares outstanding	1,489	1,506	1,495	1,512
Average diluted common shares outstanding	1,490	1,507	1,497	1,513

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	June 30, 2021	December 31, 2020	June 30, 2020
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$44,573	$62,580	$52,392
Available-for-sale investment securities	160,288	136,840	128,120
Loans held for sale	5,856	8,761	8,178
Loans
Commercial	103,521	102,871	120,261
Commercial real estate	38,770	39,311	41,076
Residential mortgages	73,366	76,155	71,329
Credit card	21,816	22,346	21,257
Other retail	59,439	57,024	56,412
Total loans	296,912	297,707	310,335
Less allowance for loan losses	(6,026)	(7,314)	(7,383)
Net loans	290,886	290,393	302,952
Premises and equipment	3,295	3,468	3,616
Goodwill	9,911	9,918	9,842
Other intangible assets	3,363	2,864	2,518
Other assets	40,714	39,081	39,034
Total assets	$558,886	$553,905	$546,652

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	135,143	$118,089	$109,723
Interest-bearing	302,039	311,681	303,583
Total deposits	437,182	429,770	413,306
Short-term borrowings	13,413	11,766	20,595
Long-term debt	36,360	41,297	42,579
Other liabilities	18,257	17,347	17,692
Total liabilities	505,212	500,180	494,172
Shareholders’ equity
Preferred stock	5,968	5,983	5,984
Common stock	21	21	21
Capital surplus	8,518	8,511	8,483
Retained earnings	67,039	64,188	62,526
Less treasury stock	(27,305)	(25,930)	(25,962)
Accumulated other comprehensive income (loss)	(1,202)	322	798
Total U.S. Bancorp shareholders’ equity	53,039	53,095	51,850
Noncontrolling interests	635	630	630
Total equity	53,674	53,725	52,480
Total liabilities and equity	$558,886	$553,905	$546,652

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Total equity	$53,674	$52,308	$53,725	$53,195	$52,480
Preferred stock	(5,968)	(5,968)	(5,983)	(5,984)	(5,984)
Noncontrolling interests	(635)	(630)	(630)	(630)	(630)
Goodwill (net of deferred tax liability) (1)	(8,987)	(8,992)	(9,014)	(8,992)	(8,954)
Intangible assets, other than mortgage servicing rights	(650)	(675)	(654)	(676)	(678)
Tangible common equity (a)	37,434	36,043	37,444	36,913	36,234

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	39,691	39,103	38,045	37,485	36,351
Adjustments (2)	(1,732)	(1,732)	(1,733)	(1,733)	(1,702)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	37,959	37,371	36,312	35,752	34,649

Total assets	558,886	553,375	553,905	540,455	546,652
Goodwill (net of deferred tax liability) (1)	(8,987)	(8,992)	(9,014)	(8,992)	(8,954)
Intangible assets, other than mortgage servicing rights	(650)	(675)	(654)	(676)	(678)
Tangible assets (c)	549,249	543,708	544,237	530,787	537,020

Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company (d)	401,301*	396,351	393,648	397,657	401,832
Adjustments (3)	(1,027)*	(1,440)	(1,471)	(1,449)	(1,394)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	400,274*	394,911	392,177	396,208	400,438

Ratios*
Tangible common equity to tangible assets (a)/(c)	6.8%	6.6%	6.9%	7.0%	6.7%
Tangible common equity to risk-weighted assets (a)/(d)	9.3	9.1	9.5	9.3	9.0
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	9.5	9.5	9.3	9.0	8.7

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Net income applicable to U.S. Bancorp common shareholders	$1,914	$2,175	$1,425	$1,494	$614
Intangibles amortization (net-of-tax)	32	30	37	35	34
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,946	2,205	1,462	1,529	648
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	7,805	8,943	5,816	6,083	2,606

Average total equity	53,593	53,359	53,801	53,046	52,871
Average preferred stock	(5,968)	(6,213)	(6,217)	(5,984)	(5,984)
Average noncontrolling interests	(631)	(630)	(630)	(630)	(630)
Average goodwill (net of deferred tax liability) (1)	(9,003)	(9,010)	(9,003)	(8,975)	(8,960)
Average intangible assets, other than mortgage servicing rights	(662)	(649)	(673)	(711)	(706)
Average tangible common equity (g)	37,329	36,857	37,278	36,746	36,591

Return on tangible common equity (f)/(g)	20.9%	24.3%	15.6%	16.6%	7.1%

Net interest income	$3,137	$3,063	$3,175	$3,227	$3,200
Taxable-equivalent adjustment (4)	27	26	26	25	24
Net interest income, on a taxable-equivalent basis	3,164	3,089	3,201	3,252	3,224

Net interest income, on a taxable-equivalent basis (as calculated above)	3,164	3,089	3,201	3,252	3,224
Noninterest income	2,619	2,381	2,550	2,712	2,614
Less: Securities gains (losses), net	43	25	34	12	81
Total net revenue, excluding net securities gains (losses) (h)	5,740	5,445	5,717	5,952	5,757

Noninterest expense (i)	3,387	3,379	3,364	3,371	3,318
Efficiency ratio (i)/(h)	59.0%	62.1%	58.8%	56.6%	57.6%
*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp
Business Line	2Q 2021	1Q 2021	2Q 2020	2Q21 vs 1Q21	2Q21 vs 2Q20	YTD 2021	YTD 2020	Percent Change
Corporate and Commercial Banking	$378	$424	$574	(10.8)	(34.1)	$802	$716	12.0
Consumer and Business Banking	739	650	656	13.7	12.7	1,389	1,263	10.0
Wealth Management and Investment Services	149	184	205	(19.0)	(27.3)	333	425	(21.6)
Payment Services	443	491	391	(9.8)	13.3	934	691	35.2
Treasury and Corporate Support	273	531	(1,137)	(48.6)	nm	804	(1,235)	nm

Consolidated Company	$1,982	$2,280	$689	(13.1)	nm	$4,262	$1,860	nm

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2021, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	2Q 2021	1Q 2021	2Q 2020	2Q21 vs 1Q21	2Q21 vs 2Q20	YTD 2021	YTD 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$683	$672	$878	1.6	(22.2)	$1,355	$1,663	(18.5)
Noninterest income	255	259	339	(1.5)	(24.8)	514	610	(15.7)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	938	931	1,217	.8	(22.9)	1,869	2,273	(17.8)
Noninterest expense	411	405	430	1.5	(4.4)	816	873	(6.5)
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	411	405	430	1.5	(4.4)	816	873	(6.5)
Income before provision and taxes	527	526	787	.2	(33.0)	1,053	1,400	(24.8)
Provision for credit losses	23	(40)	22	nm	4.5	(17)	446	nm
Income before income taxes	504	566	765	(11.0)	(34.1)	1,070	954	12.2
Income taxes and taxable-equivalent adjustment	126	142	191	(11.3)	(34.0)	268	238	12.6
Net income	378	424	574	(10.8)	(34.1)	802	716	12.0
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$378	$424	$574	(10.8)	(34.1)	$802	$716	12.0

Average Balance Sheet Data
Loans	$95,145	$94,866	$122,930	.3	(22.6)	$95,006	$113,147	(16.0)
Other earning assets	4,409	4,308	3,847	2.3	14.6	4,359	4,201	3.8
Goodwill	1,647	1,647	1,647	--	--	1,647	1,647	--
Other intangible assets	5	5	6	--	(16.7)	5	7	(28.6)
Assets	107,058	107,016	135,484	--	(21.0)	107,037	125,394	(14.6)

Noninterest-bearing deposits	54,958	51,074	38,749	7.6	41.8	53,027	34,074	55.6
Interest-bearing deposits	66,023	67,784	95,388	(2.6)	(30.8)	66,899	88,034	(24.0)
Total deposits	120,981	118,858	134,137	1.8	(9.8)	119,926	122,108	(1.8)

Total U.S. Bancorp shareholders’ equity	13,200	13,712	15,274	(3.7)	(13.6)	13,455	14,631	(8.0)

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $378 million of the Company’s net income in the second quarter of 2021, compared with $574 million in the second quarter of 2020. Total net revenue decreased $279 million (22.9 percent) due to a decrease of $195 million (22.2 percent) in net interest income and a decrease of $84 million (24.8 percent) in total noninterest income. Net interest income decreased primarily due to lower average loan and deposit balances as well as the impact of declining interest rates on the margin benefit from deposits, partially offset by favorable deposit mix with higher noninterest-bearing balances, higher loan fees, and slightly higher loan spreads. Loan balances increased significantly in the second quarter of 2020 as corporate customers utilized lines of credit to build liquidity during the pandemic. These balances were substantially repaid in 2020. Total noninterest income decreased year-over-year primarily driven by lower capital markets activities, including trading revenue, partially offset by higher non-yield loan fees on unused commitments and stronger treasury management revenue due to core growth driven by the economic recovery as well as higher IRS volumes as a result of the extended tax filing deadline. Capital markets activities were substantially higher in the second quarter of 2020 as corporate customers increased liquidity given the pandemic and significant decline in longer term interest rates. Total noninterest expense decreased $19 million (4.4 percent) compared with a year ago primarily due to lower production incentives, lower FDIC insurance expense and higher capitalized loan costs, partially offset by an increase in net shared services expense driven by technology development and investment in infrastructure. The provision for credit losses increased $1 million (4.5 percent) primarily due to an unfavorable change in the reserve allocation driven by loan balance growth compared to a decline in end of period outstanding loan balances in the second quarter of 2020.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	2Q 2021	1Q 2021	2Q 2020	2Q21 vs 1Q21	2Q21 vs 2Q20	YTD 2021	YTD 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,650	$1,627	$1,475	1.4	11.9	$3,277	$3,007	9.0
Noninterest income	646	578	886	11.8	(27.1)	1,224	1,607	(23.8)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	2,296	2,205	2,361	4.1	(2.8)	4,501	4,614	(2.4)
Noninterest expense	1,404	1,379	1,372	1.8	2.3	2,783	2,689	3.5
Other intangibles	3	3	4	--	(25.0)	6	8	(25.0)
Total noninterest expense	1,407	1,382	1,376	1.8	2.3	2,789	2,697	3.4
Income before provision and taxes	889	823	985	8.0	(9.7)	1,712	1,917	(10.7)
Provision for credit losses	(96)	(44)	110	nm	nm	(140)	233	nm
Income before income taxes	985	867	875	13.6	12.6	1,852	1,684	10.0
Income taxes and taxable-equivalent adjustment	246	217	219	13.4	12.3	463	421	10.0
Net income	739	650	656	13.7	12.7	1,389	1,263	10.0
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$739	$650	$656	13.7	12.7	$1,389	$1,263	10.0

Average Balance Sheet Data
Loans	$152,470	$153,178	$150,210	(.5)	1.5	$152,822	$148,462	2.9
Other earning assets	8,033	10,203	6,576	(21.3)	22.2	9,112	5,772	57.9
Goodwill	3,475	3,475	3,475	--	--	3,475	3,525	(1.4)
Other intangible assets	2,827	2,491	1,935	13.5	46.1	2,660	2,173	22.4
Assets	173,285	175,525	167,514	(1.3)	3.4	174,399	164,690	5.9

Noninterest-bearing deposits	40,477	39,028	34,499	3.7	17.3	39,757	31,130	27.7
Interest-bearing deposits	174,356	166,707	144,158	4.6	20.9	170,552	138,888	22.8
Total deposits	214,833	205,735	178,657	4.4	20.2	210,309	170,018	23.7

Total U.S. Bancorp shareholders’ equity	13,361	13,561	13,752	(1.5)	(2.8)	13,460	13,389	.5

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $739 million of the Company’s net income in the second quarter of 2021, compared with $656 million in the second quarter of 2020. Total net revenue decreased $65 million (2.8 percent) due to a decrease in total noninterest income of $240 million (27.1 percent), partially offset by an increase of $175 million (11.9 percent) in net interest income. Net interest income reflected continued strong growth in deposit balances as well as favorable deposit mix, favorable loan spreads driven by growth in installment loans and GNMA buybacks, and higher loan fees driven by PPP loan forgiveness. This was partially offset by lower deposit spreads. Total noninterest income decreased primarily due to lower mortgage banking revenue reflecting lower production volume and related gain on sale margins as refinancing activities decline, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Partially offsetting the decline in mortgage banking fee revenues, retail product fees were stronger driven by retail leasing end of term residual gains and related fees while deposit service charges increased as a result of customer activity and ATM processing revenue. Total noninterest expense increased $31 million (2.3 percent) primarily due to an increase in net shared services expense due to investments in digital capabilities. The provision for credit losses decreased $206 million due to a favorable change in the reserve allocation primarily reflecting lower delinquency rates in consumer portfolios and a reduction in end of period outstanding balances in the second quarter of 2021 compared with growth in the second quarter of 2020.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	2Q 2021	1Q 2021	2Q 2020	2Q21 vs 1Q21	2Q21 vs 2Q20	YTD 2021	YTD 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$167	$203	$250	(17.7)	(33.2)	$370	$534	(30.7)
Noninterest income	547	531	499	3.0	9.6	1,078	1,001	7.7
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	714	734	749	(2.7)	(4.7)	1,448	1,535	(5.7)
Noninterest expense	501	479	474	4.6	5.7	980	941	4.1
Other intangibles	4	2	3	nm	33.3	6	6	--
Total noninterest expense	505	481	477	5.0	5.9	986	947	4.1
Income before provision and taxes	209	253	272	(17.4)	(23.2)	462	588	(21.4)
Provision for credit losses	10	8	(2)	25.0	nm	18	21	(14.3)
Income before income taxes	199	245	274	(18.8)	(27.4)	444	567	(21.7)
Income taxes and taxable-equivalent adjustment	50	61	69	(18.0)	(27.5)	111	142	(21.8)
Net income	149	184	205	(19.0)	(27.3)	333	425	(21.6)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$149	$184	$205	(19.0)	(27.3)	$333	$425	(21.6)

Average Balance Sheet Data
Loans	$12,926	$12,446	$11,206	3.9	15.3	$12,688	$10,909	16.3
Other earning assets	237	279	285	(15.1)	(16.8)	258	283	(8.8)
Goodwill	1,618	1,619	1,616	(.1)	.1	1,618	1,617	.1
Other intangible assets	84	42	40	nm	nm	63	42	50.0
Assets	15,916	15,682	14,335	1.5	11.0	15,800	14,153	11.6

Noninterest-bearing deposits	22,249	20,377	16,396	9.2	35.7	21,318	14,848	43.6
Interest-bearing deposits	61,146	71,766	65,466	(14.8)	(6.6)	66,427	67,195	(1.1)
Total deposits	83,395	92,143	81,862	(9.5)	1.9	87,745	82,043	7.0

Total U.S. Bancorp shareholders’ equity	2,640	2,574	2,481	2.6	6.4	2,607	2,475	5.3

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services contributed $149 million of the Company’s net income in the second quarter of 2021, compared with $205 million in the second quarter of 2020. Total net revenue decreased $35 million (4.7 percent) year-over-year reflecting a decrease in net interest income of $83 million (33.2 percent), partially offset by an increase of $48 million (9.6 percent) in noninterest income. Net interest income decreased year-over-year primarily due to the declining margin benefit of deposits given lower interest rates, partially offset by higher noninterest-bearing deposits and favorable deposit mix. Total noninterest income increased primarily due to the impact of core business growth on trust and investment management fees and favorable market conditions, partially offset by higher fee waivers related to money market funds. Total noninterest expense increased $28 million (5.9 percent) compared with the second quarter of 2020 reflecting higher compensation expense as a result of performance-based incentives, merit, and revenue-related compensation and an increase in net shared services expense. The provision for credit losses increased $12 million reflecting an unfavorable change in the reserve allocation primarily driven by increased loan balance growth and stable credit quality relative to credit quality improvement in the second quarter of 2020.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	2Q 2021	1Q 2021	2Q 2020	2Q21 vs 1Q21	2Q21 vs 2Q20	YTD 2021	YTD 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$596	$629	$610	(5.2)	(2.3)	$1,225	$1,267	(3.3)
Noninterest income	913	785	658	16.3	38.8	1,698	1,452	16.9
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,509	1,414	1,268	6.7	19.0	2,923	2,719	7.5
Noninterest expense	794	767	741	3.5	7.2	1,561	1,495	4.4
Other intangibles	33	33	36	--	(8.3)	66	71	(7.0)
Total noninterest expense	827	800	777	3.4	6.4	1,627	1,566	3.9
Income before provision and taxes	682	614	491	11.1	38.9	1,296	1,153	12.4
Provision for credit losses	91	(41)	(31)	nm	nm	50	231	(78.4)
Income before income taxes	591	655	522	(9.8)	13.2	1,246	922	35.1
Income taxes and taxable-equivalent adjustment	148	164	131	(9.8)	13.0	312	231	35.1
Net income	443	491	391	(9.8)	13.3	934	691	35.2
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$443	$491	$391	(9.8)	13.3	$934	$691	35.2
Average Balance Sheet Data
Loans	$30,030	$29,630	$30,321	1.3	(1.0)	$29,831	$32,005	(6.8)
Other earning assets	5	5	5	--	--	5	6	(16.7)
Goodwill	3,177	3,173	3,101	.1	2.5	3,176	2,977	6.7
Other intangible assets	519	544	590	(4.6)	(12.0)	531	573	(7.3)
Assets	35,620	35,095	35,011	1.5	1.7	35,359	36,647	(3.5)
Noninterest-bearing deposits	5,030	5,264	3,165	(4.4)	58.9	5,146	2,318	nm
Interest-bearing deposits	141	132	117	6.8	20.5	137	116	18.1
Total deposits	5,171	5,396	3,282	(4.2)	57.6	5,283	2,434	nm
Total U.S. Bancorp shareholders’ equity	7,413	7,658	6,975	(3.2)	6.3	7,535	7,042	7.0
(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $443 million of the Company’s net income in the second quarter of 2021, compared with $391 million in the second quarter of 2020. Total net revenue increased $241 million (19.0 percent) primarily due to higher noninterest income of $255 million (38.8 percent), partially offset by slightly lower net interest income of $14 million (2.3 percent). Net interest income decreased primarily due to lower average loan balances partly due to higher credit card payment rates and loan fees, partially offset by higher loan yields and higher deposit balances as a result of state unemployment programs utilizing prepaid debit cards. Total noninterest income increased year-over-year mainly due to continued strengthening of consumer and business spending across most sectors driven by government stimulus, local jurisdictions reducing restrictions and consumer behaviors normalizing. As a result, there was strong growth in credit and debit card revenue driven by higher net interchange revenue related to sales volume and prepaid card processing activities related to government stimulus programs as well as stronger transaction and cash advance fees along with higher corporate payment products revenue driven by improving business spending and higher merchant processing services revenue driven by higher sales volume. Total noninterest expense increased $50 million (6.4 percent) reflecting the timing of marketing campaigns and incremental costs related to the prepaid card business. The provision for credit losses increased $122 million primarily due to balance growth in the current period, compared to a decrease in balances in the prior year quarter, partially offset by lower delinquency rates in the second quarter of 2021.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	2Q 2021	1Q 2021	2Q 2020	2Q21 vs 1Q21	2Q21 vs 2Q20	YTD 2021	YTD 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$68	$(42)	$11	nm	nm	$26	$--	nm
Noninterest income	215	203	151	5.9	42.4	418	338	23.7
Securities gains (losses), net	43	25	81	72.0	(46.9)	68	131	(48.1)
Total net revenue	326	186	243	75.3	34.2	512	469	9.2
Noninterest expense	237	311	258	(23.8)	(8.1)	548	551	(.5)
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	237	311	258	(23.8)	(8.1)	548	551	(.5)
Income (loss) before provision and taxes	89	(125)	(15)	nm	nm	(36)	(82)	56.1
Provision for credit losses	(198)	(710)	1,638	72.1	nm	(908)	1,799	nm
Income (loss) before income taxes	287	585	(1,653)	(50.9)	nm	872	(1,881)	nm
Income taxes and taxable-equivalent adjustment	8	49	(522)	(83.7)	nm	57	(660)	nm
Net income (loss)	279	536	(1,131)	(47.9)	nm	815	(1,221)	nm
Net (income) loss attributable to noncontrolling interests	(6)	(5)	(6)	(20.0)	--	(11)	(14)	21.4
Net income (loss) attributable to U.S. Bancorp	$273	$531	$(1,137)	(48.6)	nm	$804	$(1,235)	nm

Average Balance Sheet Data
Loans	$3,713	$3,869	$3,440	(4.0)	7.9	$3,791	$3,359	12.9
Other earning assets	193,783	188,927	165,299	2.6	17.2	191,367	152,777	25.3
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	219,486	215,416	191,962	1.9	14.3	217,462	178,672	21.7

Noninterest-bearing deposits	2,583	2,609	2,297	(1.0)	12.5	2,596	2,254	15.2
Interest-bearing deposits	2,247	1,623	3,068	38.4	(26.8)	1,936	4,196	(53.9)
Total deposits	4,830	4,232	5,365	14.1	(10.0)	4,532	6,450	(29.7)

Total U.S. Bancorp shareholders’ equity	16,348	15,224	13,759	7.4	18.8	15,789	14,156	11.5

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support contributed $273 million of the Company’s net income in the second quarter of 2021, compared with a net loss of $1,137 million in the second quarter of 2020. Total net revenue increased $83 million (34.2 percent) year-over-year due to an increase of $57 million in net interest income and an increase in noninterest income of $26 million (11.2 percent). Net interest income increased primarily due to favorable funding and deposit mix, partially offset by higher premium amortization in the investment portfolio compared with a year ago. Total noninterest income increased primarily due to higher other noninterest income driven by tax-advantaged investment syndication revenue, partially offset by lower securities gains. Total noninterest expense decreased $21 million (8.1 percent) primarily due to lower COVID-19 related accruals compared with the second quarter of 2020 including recognizing liabilities related to future delivery exposures for merchant and airline processing and lower net shared services expense, partially offset by higher compensation expense as a result of merit and performance-based incentives as well as related payroll taxes and benefits. The provision for credit losses decreased $1,836 million reflecting the residual impact of changes in the allowance for credit losses being impacted by deteriorating economic conditions in the second quarter of 2020 compared to improving conditions in the current year quarter. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

        7